Exhibit 99.1

WPX Energy, Inc.
(NYSE:WPX)
www.wpxenergy.com

DATE: Nov. 1, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

Disciplined Execution Drives WPX Energy 3Q Results

Quarter marks significant progress toward financial goals

•                  3Q 2017 oil output 67% higher than 3Q 2016

•                  Current oil production averaging 75,000 bbl/d

•                  Raising 2017 oil growth from 40% to 45% year-over-year

•                  Moderating 4Q CAPEX spending

•                  Increasing Williston EURs 18% to 1,000 Mboe

•                  Closed JV agreement; Received $349 million including reimbursement

•                  Signed PSA to sell San Juan Basin dry gas holdings for $169 million

•                  Achieving cash flow neutrality in 2018 including non-core asset sales

•                  Increasing 2018 oil growth to 40-45% year-over-year

•                  Projecting free cash flow in 2019 and beyond with leverage below 2.0x

TULSA, Okla. — WPX Energy’s (NYSE:WPX) third-quarter 2017 oil production of 64,800 barrels per day grew 11 percent vs. the most recent quarter and was up 67 percent vs. a year ago. Current oil production is approximately 75,000 bbl/d following 10 wells with first sales after the quarter closed.

WPX expects fourth-quarter 2017 oil production averaging approximately 75,000 bbl/d and equivalent production of approximately 125-135 MBoe/d, including the impact of the sale of WPX’s dry gas assets in the San Juan Basin.

WPX has increased its full-year expectations for oil volumes to 59-62 Mbbl/d. Additional details are available in the guidance section of this release

The company reported a third-quarter unaudited net loss from continuing operations of $153 million, or a loss of $0.39 per share on a diluted basis.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the third quarter was $40 million, or a loss of $0.10 per share.

A financial transformation is evident in the company’s results. Over the past 12 months, WPX has increased unhedged adjusted EBITDAX 87 percent and its unhedged discretionary cash flow per barrel of equivalent production by 67 percent.

These improvements highlight the health of the company’s business in a roughly flat commodity environment and illustrate WPX’s execution on its multi-year strategy.

“At WPX, we’re consumed with disciplined and profitable execution,” said Rick Muncrief, chairman, president and chief executive officer.

“Growth for growth’s sake has no value to shareholders. Our growth is driven by strong returns, resulting in reduced leverage and increased margins on a per-barrel basis.

“And with a signed agreement for the sale of our San Juan dry gas assets, our story continues to get simpler and stronger,” Muncrief added.

RECENT EVENTS

WPX closed a strategic partnership with Howard Energy Partners to jointly develop oil gathering and natural gas processing infrastructure in the Stateline area of the Delaware Basin.

WPX received $300 million cash from Howard in mid-October, plus $49 million in capital reimbursements for infrastructure expenses WPX incurred prior to closing the JV agreement. WPX has a 50 percent ownership in the joint venture. The entity is valued at roughly $863 million based on the cash to WPX and a $132 million capital carry for a 50 percent ownership interest.

WPX applied the funds from the JV transaction to pay down borrowings from its credit facility. In October, the borrowing base on the credit facility increased to $1.5 billion, with total commitments remaining at $1.2 billion.

As of Oct. 31, all of WPX’s revolver capacity is available with the exception of $75 million in outstanding letters of credit. The company also had approximately $75 million in cash and cash equivalents.

Also in October, WPX signed an agreement for the sale of its legacy natural gas position in the San Juan Basin for $169 million, subject to typical closing adjustments. The transaction includes WPX’s operated and non-operated gas properties in the basin. The parties expect to close the agreement prior to year-end. WPX’s oil operations in the San Juan Basin’s Gallup oil play are not included in the sale.

WELL PERFORMANCE

In the Delaware Basin, WPX’s six-well Lindsay 10-15 pad has posted strong results from the Wolfcamp A formation, with three of the five 1.5-mile laterals hitting 24-hour highs exceeding 4,000 Boe/d (52% oil). The highest of the three hit 4,221 Boe/d.

The five long laterals on the Lindsay pad had 30-day production averaging nearly 3,100 Boe/d (54% oil) per well. The sixth well was a 1-mile lateral that had 30-day production averaging 1,593 Boe/d (53% oil).

WPX’s CBR 6-7 five-well pad in the Delaware was completed late in the third quarter, including one well that didn’t post first sales until after quarter close. This pad also focused on the Wolfcamp A formation, which will be the emphasis of the company’s 2018 Delaware development program. Three of the five wells were 2-mile laterals, with two already reaching peak rates of 3,210 Boe/d (49% oil) and 3,024 (50% oil), respectively.

In the Williston Basin, WPX is now recognizing a blended type curve of 1,000 Mboe for its wells in the Middle Bakken and Three Forks formations. This represents an increase of 18 percent vs. the previous estimate in 2016 and is more than 60 percent higher than two years ago.

WPX’s first two of 23 planned wells in the Williston’s North Sunday Island area are performing even better than the revised type curve based on initial results. The Mandan North 13-24HW well posted a 24-hour high of 4,464 Boe/d (81% oil) and the Hidatsa North 14-23HX well posted a 24-hour high of 4,081 Boe/d (81% oil). The Hidatsa well has 30-day cumulative production of 100,377 Boe.

To the north and west of the North Sunday Island area, three Williston wells on the Ruby Parshall pad had 24-hour highs of 3,421 Boe/d, 3,319 Boe/d and 2,959 Boe/d in the third quarter. All three wells are 81 percent oil. The three wells have combined 30-day cumulative production of 169,000 Boe.

Also in the Williston Basin, WPX has 60-day cumulative production of 400,000 Boe (81% oil) from the five-well Rachel Wolf pad that was completed in the third quarter.

GUIDANCE

WPX is raising its 2017 full-year oil production guidance to an average of 59-62 Mbbl/d vs. the previous estimate of 57-60 Mbbl/d. Guidance for total equivalent production in 2017 is now 106-117 Mboe/d vs. the previous estimate of 105 to 116 Mboe/d.

Capital expenditures for third-quarter 2017 were $315 million, including $30 million for items not associated with D&C activity such as infrastructure development that was reimbursed in the JV closing process, facilities construction and land purchases.

WPX expects a slower capital run rate in the final quarter this year by deferring a portion of completion activity, culminating the San Juan Basin’s 2017 drilling program in early December and a scheduled rig release in the Delaware Basin.

For 2018, WPX is now targeting 40-45 percent year-over-year growth in its oil volumes based on higher performance from recent completions and expects to be cash flow neutral including proceeds from non-core asset sales.

WPX’s 2018 total capital budget is $1.1-$1.2 billion, including $60-$90 million for midstream costs. The budget is designed to fund an average of 9.5 rigs during the year ranging from 8-11 based on the timing of activity, including 6-7 in the Delaware Basin, 2-3 in the Williston Basin and 0-1 in the San Juan Gallup oil play.

The 2018 plan also includes completing an inventory of approximately 35 DUCs expected at year-end 2017, adding a third frac crew in the Delaware Basin and drilling longer laterals in the Delaware — representing an expected increase of more than 20 percent in aggregate footage vs. 2017.

WPX expects total production in 2018 ranging from 132-143 Mboe/d, including 82-88 Mbbl/d of oil. Cash operating expense (not including DD&A) is estimated at $9.75-$11.00 per Boe.

Further details and information about WPX’s guidance are available in the third-quarter slide presentation at www.wpxenergy.com.

3Q FINANCIAL RESULTS

Oil and NGL sales of $288 million accounted for 88 percent of WPX’s third-quarter 2017 total product revenues, up $39 million (16 percent) vs. the most recent period. Quarterly oil sales grew by 86 percent vs. the same period a year ago driven by higher production volumes and higher average prices.

WPX’s third-quarter 2017 net loss from continuing operations of $153 million, or a loss of $0.39 per share, reflects $106 million of unrealized net losses associated with its hedge book that stemmed from rising commodity prices in the quarter and $17 million of loss on the extinguishment of debt, offset by a net gain of $56 million of asset sales and impairments.

For the first three quarters of 2017, WPX posted net income from continuing operations of $9 million, compared with a net loss from continuing operations of $478 million in the first three quarters of 2016.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the third quarter was $40 million, or a loss of $0.10 per share.

For the first three quarters of 2017, the adjusted net loss from continuing operations was $157 million, compared with a net loss of $201 million in the first three quarters of 2016. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

Adjusted EBITDAX (a non-GAAP financial measure) for the third quarter was $188 million. For the first three quarters of the year, adjusted EBITDAX was $455 million, up 34 percent vs. the same period a year ago. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

Adjusted EBITDAX, excluding the cash impact from the settlement of derivatives, has now increased for six consecutive quarters.

The weighted average gross sales price — prior to revenue deductions — was $44.24 per barrel for oil, $2.60 for natural gas and $24.31 per barrel for NGL during third-quarter 2017.

As expected, WPX is realizing an improvement on netbacks for its Williston oil volumes following the startup of the Dakota Access Pipeline. In third-quarter 2017, WPX realized an improvement of approximately $2.29 per barrel in the Williston vs. its basis differentials in the first quarter of this year.

3Q PRODUCTION

Total company production volumes of 112 Mboe/d in third-quarter 2017 were up 6 percent vs. second-quarter 2017 and 33 percent higher than the same period a year ago.

Third-quarter liquids production (oil and NGL) surpassed 75,000 bbl/d for the first time in a quarter, averaging 78,100 bbl/d. Liquids growth was driven by higher than expected well performance and WPX’s fourth consecutive quarterly high for oil output.

Third-quarter 2017 natural gas and NGL volumes were temporarily impacted by downstream operational shut-ins related to Hurricane Harvey’s impact on Gulf Coast facilities. WPX’s third-quarter oil volumes were not affected by the storm.

WPX completed 37 gross operated wells (35.48 net) in its three basins during third-quarter 2017 and participated in another 10 gross (1.83 net) non-operated wells.

	3Q			2Q Sequential
Average Daily Production	2017	2016	Change	2017	Change
Oil (Mbbl/d)
Delaware Basin	22.7	14.3	59%	20.2	12%
Williston Basin	31.3	17.3	81%	30.1	4%
San Juan Basin	10.8	7.2	50%	8.3	30%
Subtotal (Mbbl/d)	64.8	38.9	67%	58.6	11%

NGLs (Mbbl/d)
Delaware Basin	6.6	5.3	25%	8.0	-18%
Williston Basin	2.4	2.0	20%	2.5	-4%
San Juan Basin	4.3	3.9	10%	3.2	34%
Other	0.0	0.1	NM	0.1	NM
Subtotal (Mbbl/d)	13.3	11.4	17%	13.8	-4%

Natural gas (MMcf/d)
Delaware Basin	74	52	42%	75	-1%
Williston Basin	12	11	9%	14	-14%
San Juan Basin	118	125	-6%	111	6%
Other	0	18	NM	3	NM
Subtotal (MMcf/d)	204	205	0%	203	0%

Total Production (Mboe/d)	112.0	84.4	33%	106.2	6%

NM denotes a percentage change that is immaterial or not meaningful. San Juan Basin includes volumes for dry gas assets anticipated to be sold in fourth-quarter 2017.

For the remainder of 2017, WPX has 50,638 bbl/d of oil hedged at a weighted average price of $50.23 per barrel. WPX also has 170,000 MMBtu per day of natural gas hedged at a weighted average price of $3.02 per MMBtu.

For 2018, WPX has 55,500 bbl/d of oil hedged at a weighted average price of $52.69 per barrel. WPX also has 140,000 MMBtu per day of natural gas hedged at a weighted average price of $2.97 per MMBtu.

For 2019, WPX now has 22,000 bbl/d of oil hedged at a weighted average price of $50.85 per barrel. This figure is up from 17,000 barrels per day as previously reported.

DELAWARE BASIN SUMMARY

WPX operates in the core of the Permian’s world-class Delaware Basin where the company has more than 6,400 gross drillable locations.

WPX’s total Delaware production averaged 41.6 Mboe/d in the third quarter. Delaware oil volumes increased 12 percent vs. the most recent quarter and 59 percent vs. a year ago. Since WPX entered the play in the second half of 2015, it is close to tripling its Delaware oil production based on its exit rate at the end of the third quarter.

WPX brought 15 wells to first sales in the basin during the third quarter, predominantly from the Wolfcamp A interval. Eight of the first sales were from long laterals (three 2-mile laterals and five 1.5-mile laterals).

Significant progress is under way on the infrastructure in WPX’s 50/50 joint venture with Howard Energy Partners. Nearly 75 percent of the planned 50-mile crude oil gathering system has been installed, with flows approaching 20,000 barrels per day from WPX wells.

The JV also is building the first of two 200 MMcf/d cryogenic trains at a new gas processing plant in Reeves County, Texas. Site work has begun, with an in-service date for the first train scheduled for second-quarter 2018.

WILLISTON BASIN SUMMARY

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 80-85 percent of the production stream is oil.

Williston Basin production averaged 35.9 Mboe/d in the third quarter, up 3 percent vs. 34.9 Mboe/d in second-quarter 2017 and 70 percent above results from a year ago. On Sept. 14, WPX recorded its single-day high for oil output in the Williston Basin with 34,000 barrels for the day.

The company completed 11 wells in the third quarter, including four Bakken wells and seven Three Forks wells.

Ten of WPX’s third-quarter completions in the Williston were two-mile laterals, averaging 9,686 feet per lateral. The eleventh completion was a shorter lateral on a well originally drilled in a prior year.

Over the past two years, WPX has nearly doubled its frac stages and proppant intensity on Williston wells, while cutting D&C costs in half.

SAN JUAN BASIN SUMMARY

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin that is under contract for divestment by year-end.

San Juan Basin production averaged 34.6 Mboe/d in the third quarter, up 15 percent vs. 30.1 Mboe/d in second-quarter 2017. Oil production increased 50 percent vs. a year ago.

WPX has completed 22 Gallup oil wells so far this year, including 11 in the third quarter. This included five long-laterals (four 2-mile laterals and one 1.5-mile lateral). The 24-hour peak IP for the 11 wells averaged 1,340 Boe/d (59% oil), with a 30-day cumulative production averaging 22,730 Boe per well.

During the third quarter, WPX and Cyclone Drilling set an industry record when Rig 32 drilled 8,370 feet over a 24-hour period on the horizontal lateral for the 745H oil well in the West Lybrook unit. It is believed to be the longest lateral length drilled in a day. The same rig crew also drilled a 1-mile lateral in less than five days and a 2-mile lateral in less than 6 days for WPX in the basin this year.

JOIN THURSDAY’S WEBCAST

The company’s next webcast takes place on Nov. 2 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 93354873.

UPCOMING CONFERENCE PRESENTATION

WPX Chief Operating Officer Clay Gaspar is scheduled to speak at the Cowen Energy and Natural Resources Conference on Monday, Dec. 4, at 8:30 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to confirm the time, see the slides and listen to the presentation.

FORM 10-Q

WPX plans to file its third-quarter 2017 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

ABOUT WPX ENERGY, INC.

WPX has posted double-digit oil volume growth each of the past five years. The company is active in the Delaware, Williston and San Juan basins. The Delaware Basin is the western portion of the greater Permian Basin.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD

Revenues:
Product revenues:
Oil sales	$97	$142	$139	$173	$551	$188	$226	$259	$673
Natural gas sales	25	24	37	39	125	44	40	38	122
Natural gas liquid sales	5	10	12	19	46	21	23	29	73
Total product revenues	127	176	188	231	722	253	289	326	868
Net gain (loss) on derivatives	57	(154)	38	(148)	(207)	203	116	(106)	213
Gas management	31	116	25	5	177	5	8	4	17
Other	1	—	—	—	1	—	—	—	—
Total revenues	216	138	251	88	693	461	413	224	1,098

Costs and expenses:
Depreciation, depletion and amortization	152	163	150	158	623	147	171	169	487
Lease and facility operating	42	41	40	40	163	48	53	58	159
Gathering, processing and transportation	16	20	19	21	76	21	21	25	67
Taxes other than income	11	16	14	19	60	19	23	26	68
Exploration	9	12	10	11	42	39	21	20	80
General and administrative	53	55	51	55	214	43	46	42	131
Gas management	39	132	31	6	208	5	8	4	17
Net (gain) loss-sales of assets, divestment of transportation contracts or impairment of producing properties	(198)	(4)	227	(3)	22	(35)	(7)	(56)	(98)
Other-net	2	2	10	2	16	4	8	3	15
Total costs and expenses	126	437	552	309	1,424	291	344	291	926

Operating income (loss)	90	(299)	(301)	(221)	(731)	170	69	(67)	172

Interest expense	(57)	(53)	(49)	(48)	(207)	(47)	(46)	(48)	(141)
Loss on extinguishment of debt	—	—	—		—	—	—	(17)	(17)
Investment income and other	2	(1)	—	—	1	2	—	2	4

Income (loss) from continuing operations before income taxes	$35	$(353)	$(350)	$(269)	$(937)	$125	$23	$(130)	$18
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31	(53)	20	(2)
Income (loss) from continuing operations	$—	$(223)	$(218)	$(171)	$(612)	$94	$76	$(150)	$20
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)	—	4	2
Net income (loss)	$(12)	$(198)	$(219)	$(172)	$(601)	$92	$76	$(146)	$22
Less: Dividends on preferred stock	5	6	4	3	18	4	4	3	11
Less: Loss on induced conversion of preferred stock	—	—	22	—	22	—	—	—	—
Net income (loss) available to WPX Energy, Inc. common stockholders	$(17)	$(204)	$(245)	$(175)	$(641)	$88	$72	$(149)	$11
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(5)	$(229)	$(244)	$(174)	$(652)	$90	$72	$(153)	$9
Income (loss) from discontinued operations	(12)	25	(1)	(1)	11	(2)	—	4	2
Net income (loss)	$(17)	$(204)	$(245)	$(175)	$(641)	$88	$72	$(149)	$11

Summary of Production Volumes (1)
Oil (MBbls)	3,774	3,719	3,576	4,108	15,178	4,149	5,331	5,960	15,440
Natural gas (MMcf)	16,820	18,764	18,845	18,414	72,842	17,605	18,475	18,754	54,834
Natural gas liquids (MBbls)	708	909	1,047	981	3,645	1,015	1,252	1,222	3,489
Combined equivalent volumes (MBoe) (2)	7,285	7,755	7,764	8,159	30,963	8,098	9,662	10,308	28,068
Per day volumes
Oil (MBbls/d)	41.5	40.9	38.9	44.7	41.5	46.1	58.6	64.8	56.6
Natural gas (MMcf/d)	185	206	205	200	199	196	203	204	201
Natural gas liquids (MBbls/d)	7.8	10.0	11.4	10.7	10.0	11.3	13.8	13.3	12.8
Combined equivalent volumes (Mboe/d) (2)	80.1	85.2	84.4	88.7	84.6	90.0	106.2	112.0	102.8

(1)         Excludes activity classified as discontinued operations.

(2)         Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$25.62	$38.38	$38.71	$42.18	$36.31	$45.31	$42.46	$43.34	$43.56
Natural gas (per Mcf)	$1.52	$1.23	$1.97	$2.13	$1.72	$2.51	$2.13	$2.06	$2.23
Natural gas liquids (per barrel)	$7.14	$11.21	$11.50	$18.54	$12.48	$20.85	$18.28	$23.57	$20.88

(1)         Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.93	$21.02	$19.30	$19.27	$20.11	$18.11	$17.78	$16.39	$17.36
Lease and facility operating	$5.74	$5.34	$5.07	$4.93	$5.26	$5.87	$5.55	$5.66	$5.68
Gathering, processing and transportation	$2.17	$2.57	$2.51	$2.54	$2.45	$2.65	$2.16	$2.44	$2.40
Taxes other than income	$1.47	$2.05	$1.84	$2.37	$1.94	$2.31	$2.43	$2.48	$2.41
General and administrative	$7.34	$7.09	$6.50	$6.71	$6.90	$5.27	$4.80	$4.09	$4.68
Interest expense	$7.89	$6.72	$6.40	$5.87	$6.69	$5.75	$4.83	$4.61	$5.01

(1)         Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2016					2017
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD

Reconciliation of adjusted loss from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$(5)	$(229)	$(244)	$(174)	$(652)	$90	$72	$(153)	$9
Pre-tax adjustments:
Impairments reported in exploration expense	$—	$—	$—	$—	$—	$23	$—	$—	$23
Impairment of inventory	$—	$—	$4	$—	$4	$—	$—	$—	$—
Net (gain) loss-sales of assets, divestment of transportation contracts or impairment of producing properties	$(198)	$(4)	$227	$(3)	$22	$(35)	$(7)	$(56)	$(98)
Loss on extinguishment of debt	$—	$—	$—	$—	$—	$—	$—	$17	$17
Accrual for Denver office lease	$—	$—	$5	$—	$5	$—	$—	$—	$—
Costs related to severance and relocation	$3	$7	$3	$2	$15	$—	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$4	$—	$—	$—	$4	$—	$—	$—	$—
(Gain) loss on retirement of debt	$(3)	$3	$—	$1	$1	$—	$—	$—	$—
Unrealized MTM (gain) loss	$76	$223	$20	$190	$509	$(208)	$(102)	$120	$(190)
Total pre-tax adjustments	$(118)	$229	$259	$190	$560	$(220)	$(109)	$81	$(248)
Less tax effect for above items	$43	$(85)	$(96)	$(71)	$(208)	$83	$40	$(30)	$92
Impact of state deferred tax rate change	$14	$—	$—	$1	$15	$(6)	$—	$—	$(6)
Impact of state tax valuation allowance (annual effective tax rate method)	$8	$—	$—	$—	$8	$(6)	$(34)	$36	$(4)
Adjustment for estimated annual effective tax rate method	$—	$—	$—	$—	$—	$—	$(26)	$26	$—
Loss on induced conversion of preferred stock	$—	$—	$22	$—	$22	$—	$—	$—	$—
Total adjustments, after tax	$(53)	$144	$185	$120	$397	$(149)	$(129)	$113	$(166)
Adjusted loss from continuing operations available to common stockholders	$(58)	$(85)	$(59)	$(54)	$(255)	$(59)	$(57)	$(40)	$(157)

Reconciliation of adjusted diluted loss per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$(0.02)	$(0.76)	$(0.72)	$(0.51)	$(2.08)	$0.22	$0.18	$(0.39)	$0.02
Impact of adjusted diluted weighted-average shares	$—	$—	$—	$—	$—	$0.01	$—	$—	$—
Pretax adjustments (1):
Impairments reported in exploration expense	$—	$—	$—	$—	$—	$0.06	$—	$—	$0.06
Impairment of inventory	$—	$—	$0.01	$—	$0.01	$—	$—	$—	$—
Net (gain) loss-sales of assets, divestment of transportation contracts or impairment of producing properties	$(0.72)	$(0.01)	$0.67	$(0.01)	$0.07	$(0.09)	$(0.02)	$(0.14)	$(0.25)
Loss on extinguishment of debt	$—	$—	$—	$—	$—	$—	$—	$0.04	$0.04
Accrual for Denver office lease	$—	$—	$0.01	$—	$0.02	$—	$—	$—	$—
Costs related to severance and relocation	$0.01	$0.02	$0.01	$0.01	$0.05	$—	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$0.01	$—	$—	$—	$0.01	$—	$—	$—	$—
(Gain) loss on retirement of debt	$(0.01)	$0.01	$—	$—	$—	$—	$—	$—	$—
Unrealized MTM (gain) loss	$0.27	$0.74	$0.06	$0.55	$1.62	$(0.54)	$(0.26)	$0.30	$(0.48)
Total pretax adjustments	$(0.44)	$0.76	$0.76	$0.55	$1.78	$(0.57)	$(0.28)	$0.20	$(0.63)
Less tax effect for above items	$0.17	$(0.28)	$(0.27)	$(0.20)	$(0.67)	$0.22	$0.12	$(0.07)	$0.23
Impact of state tax rate change	$0.05	$—	$—	$—	$0.05	$(0.01)	$—	$—	$(0.01)
Impact of state valuation allowance (annual effective tax rate method)	$0.03	$—	$—	$—	$0.03	$(0.02)	$(0.09)	$0.09	$(0.01)
Adjustment for estimated annual effective tax rate method	$—	$—	$—	$—	$—	$—	$(0.07)	$0.07	$—
Loss on induced conversion of preferred stock	$—	$—	$0.06	$—	$0.07	$—	$—	$—	$—
Total adjustments, after-tax	$(0.19)	$0.48	$0.55	$0.35	$1.26	$(0.38)	$(0.32)	$0.29	$(0.42)
Adjusted diluted loss per common share	$(0.21)	$(0.28)	$(0.17)	$(0.16)	$(0.82)	$(0.15)	$(0.14)	$(0.10)	$(0.40)
Reported diluted weighted-average shares (millions)	276.1	300.7	341.5	344.6	313.3	410.4	423.2	398.1	396.2
Effect of dilutive securities due to adjusted loss from continuing operations available to common stockholders	—	—	—	—	—	(24.1)	(25.4)	—	(2.1)
Adjusted diluted weighted-average shares (millions)	276.1	300.7	341.5	344.6	313.3	386.3	397.8	398.1	394.1

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(12)	$(198)	$(219)	$(172)	$(601)	$92	$76	$(146)	$22
Interest expense	57	53	49	48	207	47	46	48	141
Provision (benefit) for income taxes	35	(130)	(132)	(98)	(325)	31	(53)	20	(2)
Depreciation, depletion and amortization	152	163	150	158	623	147	171	169	487
Exploration expenses	9	12	10	11	42	39	21	20	80
EBITDAX	241	(100)	(142)	(53)	(54)	356	261	111	728
Accrual for Denver office lease	—	—	5	—	5	—	—	—	—
Net (gain) loss-sales of assets, divestment of transportation contracts or impairment of producing properties	(198)	(4)	227	(3)	22	(35)	(7)	(56)	(98)
Loss on extinguishment of debt	—	—	—	—	—	—	—	17	17
Impairment of inventory	—	—	4	—	4	—	—	—	—
Net (gain) loss on derivatives	(57)	154	(38)	148	207	(203)	(116)	106	(213)
Net cash received (paid) related to settlement of derivatives	133	69	58	42	302	(5)	14	14	23
(Income) loss from discontinued operations	12	(25)	1	1	(11)	2	—	(4)	(2)
Adjusted EBITDAX	$131	$94	$115	$135	$475	$115	$152	$188	$455

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$259	$139	$673	$378
Natural gas sales	38	37	122	86
Natural gas liquid sales	29	12	73	27
Total product revenues	326	188	868	491
Net gain (loss) on derivatives	(106)	38	213	(59)
Gas management	4	25	17	172
Other	—	—	—	1
Total revenues	224	251	1,098	605
Costs and expenses:
Depreciation, depletion and amortization	169	150	487	465
Lease and facility operating	58	40	159	123
Gathering, processing and transportation	25	19	67	55
Taxes other than income	26	14	68	41
Exploration	20	10	80	31
General and administrative (including equity-based compensation of $7 million, $10 million, $23 million and $25 million for the respective periods)	42	51	131	159
Gas management	4	31	17	202
Net (gain) loss-sales of assets, divestment of transportation contracts or impairment of producing properties	(56)	227	(98)	25
Other - net	3	10	15	14
Total costs and expenses	291	552	926	1,115

Operating income (loss)	(67)	(301)	172	(510)
Interest expense	(48)	(49)	(141)	(159)
Loss on extinguishment of debt	(17)	—	(17)	—
Investment income and other	2	—	4	1
Income (loss) from continuing operations before income taxes	(130)	(350)	18	(668)
Provision (benefit) for income taxes	20	(132)	(2)	(227)
Income (loss) from continuing operations	(150)	(218)	20	(441)
Income (loss) from discontinued operations	4	(1)	2	12
Net income (loss)	(146)	(219)	22	(429)
Less: Dividends on preferred stock	3	4	11	15
Less: Loss on induced conversion of preferred stock	—	22	—	22
Net income (loss) available to WPX Energy, Inc. common stockholders	$(149)	$(245)	$11	$(466)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(153)	$(244)	$9	$(478)
Income (loss) from discontinued operations	4	(1)	2	12
Net income (loss)	$(149)	$(245)	$11	$(466)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.39)	$(0.72)	$0.02	$(1.58)
Income (loss) from discontinued operations	0.01	—	0.01	0.04
Net income (loss)	$(0.38)	$(0.72)	$0.03	$(1.54)

Basic weighted-average shares (millions)	398.1	341.5	394.1	302.8

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.39)	$(0.72)	$0.02	$(1.58)
Income (loss) from discontinued operations	0.01	—	0.01	0.04
Net income (loss)	$(0.38)	$(0.72)	$0.03	$(1.54)

Diluted weighted-average shares (millions)	398.1	341.5	396.2	302.8

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2017	December 31, 2016
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$10	$496
Accounts receivable, net of allowance of $1 million as of September 30, 2017 and $3 million as of December 31, 2016	268	168
Derivative assets	61	26
Inventories	42	32
Assets classified as held for sale	237	12
Other	30	20
Total current assets	648	754
Properties and equipment (successful efforts method of accounting)	9,675	7,986
Less: Accumulated depreciation, depletion and amortization	(2,291)	(1,829)
Properties and equipment, net	7,384	6,157
Derivative assets	34	12
Assets classified as held for sale	—	317
Other noncurrent assets	29	24
Total assets	$8,095	$7,264

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$369	$222
Accrued and other current liabilities	150	301
Liabilities associated with assets held for sale	62	2
Derivative liabilities	56	152
Total current liabilities	637	677
Deferred income taxes	276	251
Long-term debt, net	2,859	2,575
Derivative liabilities	26	63
Asset retirement obligations	37	38
Liabilities associated with assets held for sale	—	62
Other noncurrent liabilities	98	132

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares outstanding at September 30, 2017 and December 31, 2016)	232	232
Common stock (2 billion shares authorized at $0.01 par value; 398.1 million shares and 344.7 million shares issued and outstanding at September 30, 2017 and December 31, 2016)	4	3
Additional paid-in-capital	7,476	6,803
Accumulated deficit	(3,550)	(3,572)
Total stockholders’ equity	4,162	3,466
Total liabilities and equity	$8,095	$7,264

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2017	2016
	(Millions)
Operating Activities(a)
Net income (loss)	$22	$(429)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	487	474
Deferred income tax provision (benefit)	25	(209)
Provision for impairment of properties and equipment (including certain exploration expenses)	138	29
Net (gain) loss on derivatives in continuing operations	(213)	59
Net settlements related to derivatives in continuing operations	23	260
Net loss on derivatives included in discontinued operations	—	46
Amortization of stock-based awards	24	27
Loss on extinguishment of debt	17	—
Net gain on sales of assets and divestment of tranportation contracts	(157)	(28)

Cash provided (used) by operating assets and liabilities:
Accounts receivable	(112)	147
Inventories	(6)	13
Other current assets	(6)	6
Accounts payable	91	(79)
Federal income taxes receivable (payable)	12	(33)
Accrued and other current liabilities	(86)	(92)
Payments on liabilities accrued in 2015 for retained transportation and gathering contracts related to discontinued operations	(40)	(42)
Other, including changes in other noncurrent assets and liabilities	9	(35)
Net cash provided by operating activities (a)	228	114

Investing Activities(a)
Capital expenditures(b)	(855)	(440)
Proceeds from sales of assets	34	1,140
Payments related to divestment of transportation contracts	—	(238)
Purchase of business	(798)	—
Purchase of investment	(7)	—
Other	(2)	(2)
Net cash provided by (used in) investing activities (a)	(1,628)	460

Financing Activities
Proceeds from common stock	671	540
Dividends paid on preferred stock	(11)	(15)
Payments related to induced conversion of preferred stock to common stock	—	(10)
Borrowings on credit facility	471	380
Payments on credit facility	(186)	(645)
Proceeds from long-term debt, net of discount	148	—
Payments for retirement of long-term debt, including premium	(165)	(230)
Taxes paid for shares withheld	(11)	(5)
Payments for debt issuance costs and credit facility amendment fees	(2)	(3)
Other	(1)	(1)
Net cash provided by financing activities	914	11

Net increase (decrease) in cash and cash equivalents	(486)	585
Cash and cash equivalents at beginning of period	496	38
Cash and cash equivalents at end of period	$10	$623

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(911)	$(424)
Changes in related accounts payable and accounts receivable	56	(16)
Capital expenditures	$(855)	$(440)